Exhibit 99.1

FUTUREFUEL ANNOUNCES THIRD QUARTER 2026 RESULTS

BATESVILLE, Ark., November 9, 2026 – FutureFuel Corp. (NYSE: FF) (“FutureFuel” or the “Company”), a manufacturer of custom and performance chemicals and biofuels, today announced financial results for the third quarter and nine months ended September 30, 2026.

THIRD QUARTER 2026 RESULTS

(As compared to third quarter 2025)

●	Total Revenues of $104.7 million, increase of $82.0 million
●	GAAP Net Loss of ($8.4) million, or ($0.19) per diluted share, increase of $0.8 million and $0.02 per share
●	Adjusted EBITDA of ($4.9) million(1), increase of $0.4 million
●	Anticipate positive Adjusted EBITDA in the fourth quarter and in the full-year 2026(2)

(1)	A non-GAAP financial measure. See “Non-GAAP Financial Measures” for a description of the measure and a reconciliation to the applicable GAAP measure.
(2)

A non-GAAP financial measure. No reconciliation for full-year 2026 Adjusted EBITDA is included herein because we are unable to quantify certain amounts that would be required to be included in such reconciliation without unreasonable efforts due to the high variability and difficulty to predict certain items excluded from Adjusted EBITDA.

MANAGEMENT COMMENTARY

“Third quarter results reflected strong biodiesel demand and improved production economics, offset by extended maintenance on two dedicated chemicals production units that weighed on volumes, operating leverage and profitability in the period,” said Roeland Polet, Chairman and Chief Executive Officer of FutureFuel. “Chemicals production has since returned to normalized rates, biodiesel demand remains robust, and production economics remain favorable, positioning us for a solid finish to 2026.

“Chemicals segment sales volume declined 27% on a year-over-year basis due to turnaround activity at two customer process units during the third quarter.  Despite lower sales volumes, chemical revenue increased $1.3 million to $16.9 million in the third quarter, given incremental contributions from capacity additions completed in late 2025. During the third quarter, we completed a planned turnaround at a dedicated customer process unit and pulled-forward a turnaround at another customer process unit where a customer paused their normal order cadence to rebalance inventory levels.  This customer, which has committed $41 million of customer-funded capital investment at Batesville over the next two years, expects to resume a normal cadence during the fourth quarter 2026.  Together, these turnarounds reduced third quarter Adjusted EBITDA by approximately $4.3 million.

“Biofuels segment sales volume increased 11.3 million gallons versus the prior year quarter, driven by strong demand and efficient plant utilization.  Strong sales volumes and improved pricing were offset by elevated feedstock costs and derivatives losses, resulting in a segment gross loss in the period. Biofuel production reached multi-year highs, driven by improved plant reliability, as utilization reached 83% during the third quarter, versus 56% in the second quarter, in response to favorable market conditions. In the fourth quarter, we expect to sell $1.5 million of RINs generated from third quarter biodiesel production and to recover $2.3 million in derivative losses tied to the corresponding sale of physical inventory. Through early November, we have booked orders for more than 90% of our fourth quarter biodiesel production capacity, well ahead of prior expectations. Further, we expect demand to strengthen entering 2027, as recent regulatory changes narrow the RIN-equivalence advantage previously enjoyed by renewable diesel producers and improve the competitive position of biodiesel producers like FutureFuel.

“Looking ahead, our commercial, operational and capital allocation priorities remain clear and aligned with our long-term strategic objectives. Our multi-year value creation roadmap is focused on accelerating quote-to-order conversion across our Chemicals opportunity pipeline; expanding production volumes with existing customers as we deepen our integration into their supply chains; capitalizing on reshoring opportunities as European chemicals producers increasingly evaluate the benefits of our cost-advantaged U.S. manufacturing footprint, where natural gas costs remain substantially below those in Europe; upgrading waste streams into higher-value products to improve average selling prices and margins; and restoring our Biodiesel business to more optimal production rates as market conditions continue to improve, consistent with what we experienced in the third quarter.

“At a commercial level, we are focused on expanding our share of wallet with existing chemical customers and winning new business. In the third quarter, we established a new relationship with a large European chemicals customer that is reshoring production to the United States to better serve its customers and capture the cost advantages of U.S. manufacturing. We expect to begin initial production batches with this customer in the first quarter of 2027 and to reach full production rates by mid-2027.

“Operationally, we recently launched a productivity initiative to improve efficiency and optimize our cost structure. Working with third-party advisers, we have identified multiple near-term opportunities to improve efficiency at Batesville, including re-refining waste streams into higher-value products. Glycerin, our largest biodiesel waste stream, can be refined and sold for roughly three times the per-gallon value of unrefined glycerin at minimal incremental cost to us, representing potential annual profit increase of up to $5 to $10 million beginning in 2027. In an inflationary environment, we also continue to pass through higher energy, material and labor costs under customer agreements that provide for cost indexing.

“Our capital-allocation priorities remain unchanged, with an emphasis on disciplined, returns-driven investment decisions designed to maximize long-term shareholder value. We will continue to prioritize customer-funded investments at Batesville and the working capital needed to support feedstock purchases, while maintaining flexibility for opportunistic share repurchases, subject to business conditions and available liquidity, together with the continued payment of our quarterly cash dividend. We expect full-year 2026 capital expenditures of $25.8 million, including $10.2 million of customer-funded growth investments, and more than $26 million of customer-funded growth investments in 2027 as customer demand for additional Batesville capacity remains high.”

“Demand conditions have further strengthened into the fourth quarter versus third quarter levels.  We currently expect fourth quarter Adjusted EBITDA of approximately $7 million, positioning us to deliver positive Adjusted EBITDA for the full-year 2026.   Importantly, we do not anticipate major planned maintenance at Batesville through the first quarter of 2027.

“FutureFuel remains a platform for growth, one whose fully domestic manufacturing footprint, deep specialty-chemicals expertise, capital-efficient approach to growth and longstanding partnerships with world-class customers provide a strong foundation as we move into this next chapter of value creation,” Polet concluded.

THIRD QUARTER 2026 FINANCIAL PERFORMANCE

Consolidated Results

Total Revenue increased 361.3% to $104.7 million during the third quarter of 2026, up from $22.7 million in the prior-year period.  The $82 million increase comprised $36.3 million from volume and product mix and $45.7 million from pricing, principally in Biofuels.

Total gross loss was ($5.4) million during the third quarter of 2026 versus a gross loss of ($6.5) million during the third quarter of 2025. Third quarter results included $8.7 million of net derivative losses, comprising $8.3 million of realized losses and $0.4 million of unrealized losses.  Included in realized derivative losses is $2.3 million associated with physical inventory not yet sold which is expected to be recovered in the fourth quarter.  At September 30, 2026, the Company held approximately 0.7 million internally generated RINs with a value of $1.5 million for delivery in the fourth quarter.  The related sales benefit was not included in third quarter results and will be recognized when those RINs are transferred.

The Company reported net loss of ($8.4) million during the third quarter of 2026, versus a net loss of ($9.2) million in the third quarter of 2025.  Adjusted EBITDA was a loss of ($4.9) million during the third quarter of 2026 versus ($5.3) million during the prior-year period.

Chemicals Segment

The Chemicals segment is a leading manufacturer of custom and performance specialty chemicals, providing highly engineered manufacturing solutions to a diversified portfolio of customers across industrial and specialty end markets. Supported by deep technical expertise, integrated manufacturing capabilities, and a culture of operational excellence, the segment is focused on delivering high-value solutions while expanding its portfolio of specialty chemical products.

Chemical segment revenue was $16.9 million in the third quarter of 2026, up 8.6% from $15.6 million in the third quarter of 2025 due to higher sales volumes and product mix. Custom Chemical revenue was $13.3 million during the third quarter, down 8.0% from $14.5 million a year ago, primarily due to delayed shipments as a large customer rebalanced inventory and production downtime for a second customer during an extended, scheduled turnaround. Performance Chemical revenue was $3.6 million, up 223% from $1.1 million a year ago, primarily due to higher volumes from a new customer that began production in the fourth quarter of 2025 and higher glycerin sales.

Gross profit was $4.4 million, compared with a gross loss of ($4.0) million in the third quarter of 2025. The improvement was driven by higher sales volumes in the energy market and greater fixed-cost absorption from strong biofuel volumes, partially offset by the customer disruptions described above.

Business momentum in the Chemicals segment continued to build despite the temporary volume disruptions in the third quarter, as evidenced by recent customer wins and a robust project pipeline. Chemicals segment capacity utilization was 32% in the third quarter of 2026, compared with 55% in the year ago period. Following recent capacity expansions and de-bottlenecking activities, the Company anticipates fourth quarter Chemicals segment level capacity utilization above prior-year levels.

Biofuels Segment

The Biofuels segment manufactures and markets biodiesel and related co-products through a flexible, integrated production platform capable of processing a broad range of renewable feedstocks. Supported by strategically located storage, logistics, and distribution assets, the segment efficiently serves customers across North American renewable fuel markets.

Biofuel segment revenue was $87.8 million in the third quarter of 2026, compared with $7.1 million in the same period last year. The increase was driven by greater regulatory clarity, record-high renewable volume obligation levels, and strong operational execution during the quarter.

The Company reported a gross loss of ($9.8) million in the third quarter, compared with a gross loss of ($2.4) million in the prior year period. Significantly higher sales volumes and stronger pricing realization were more than offset by elevated input costs. The third quarter gross loss included hedging losses of ($2.3) million, which are expected to be offset when the underlying physical commodity positions are sold in future periods, and excluded ($1.5) million of RIN inventory valuation generated in the third quarter and sold in the fourth quarter.

Market conditions in the Biofuels segment have improved meaningfully on a year-to-date basis following improved regulatory clarity around domestic renewable fuel blending obligations, tax incentives, and the treatment of domestically produced biofuels. Biofuels capacity utilization increased to 83% in the third quarter, versus 56% in the second quarter, and sales volumes are expected to remain strong entering the fourth quarter and into 2027. While demand conditions are expected to remain robust over the near-to-medium term, input costs for soybean oil and other raw materials remain elevated, which is expected to impact Biofuels segment gross profit per gallon sold over the near-term.

FINANCIAL RESOURCES AND LIQUIDITY

As of September 30, 2026, the Company had total cash and equivalents of $21.3 million, down from $34.3 million at June 30, 2026, and a $35 million revolving credit facility with no outstanding borrowings.  The decrease in total cash during third quarter of 2026 was related to the operating loss in the third quarter of 2026, increased working capital requirements and capital expenditures to support growth.

Net cash flow from operations was ($10.3) million in the third quarter of 2026, compared to ($1.1) million in the prior-year period.  Capital expenditures were $3.3 million in the third quarter, including $0.6 million and $2.7 million related to maintenance and discretionary programs, respectively. In the first nine months of 2026, approximately 74% of the $2.7 million in discretionary capital expenditures were customer-funded investments related to capacity expansions and new customer programs.

FINANCIAL OUTLOOK

The following forward-looking guidance reflects the Company’s current expectations and beliefs as of November 9, 2026, and is subject to change. The following statements apply only as of the date of this press release and are expressly qualified in their entirety by the cautionary statements included elsewhere herein.

FutureFuel currently anticipates that favorable demand trends within its core Chemicals segment, improved plant reliability, together with an improved regulatory climate for its Biofuels segment, position the business to deliver positive Adjusted EBITDA(2) in the fourth quarter and full-year 2026, excluding unrealized gains and losses on derivative instruments and inventory valuation adjustments.

The Company believes that it remains well-positioned to benefit from reshoring trends, supported by its vertically integrated domestic platform, as customers seek to localize production and mitigate supply chain risk.

CONFERENCE CALL AND WEBCAST

A conference call will be held on Tuesday, November 10, 2026, at 11:00 a.m. ET to review the Company’s financial results, discuss recent events and conduct a question-and-answer session.

A webcast of the conference call will be available in the Investor Relations section of the Company’s website at https://futurefuelcorporation.com/.  Individuals can also participate by teleconference dial-in. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.

To participate in the live teleconference:

Domestic Live:                1-877-704-4453

International Live:           1-201-389-0920

To listen to a replay of the teleconference, which subsequently will be available through November 25, 2026:

Domestic Replay:           1-844-512-2921

International Replay:      1-412-317-6671

Conference ID:               13763436

ABOUT FUTUREFUEL

FutureFuel is a leading manufacturer of diversified chemical products and biofuels. FutureFuel's chemicals segment manufactures specialty chemicals for specific customers ("custom chemicals") as well as multi-customer specialty chemicals ("performance chemicals"). FutureFuel's custom manufacturing product portfolio includes proprietary agrochemicals, adhesion promoters, a biocide intermediate, and an antioxidant precursor. FutureFuel's performance chemicals products include a portfolio of proprietary nylon and polyester polymer modifiers and several small-volume specialty chemicals and solvents for diverse applications. FutureFuel's biofuels segment primarily produces and sells biodiesel to its customers. Please visit www.futurefuelcorporation.com for more information.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements deal with FutureFuel's current plans, intentions, beliefs, and expectations, and statements of future economic performance. Statements containing such terms as "believe," "do not believe," "plan," "expect," "intend," "estimate," "anticipate," and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements. In addition, from time-to-time FutureFuel or its representatives have made or will make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that the company makes with United States Securities and Exchange Commission (the "SEC"), in press releases, or in oral statements made by or with the approval of one of FutureFuel's authorized executive officers.  These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those set forth under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in FutureFuel's Form 10-K Annual Report for the year ended December 31, 2025, and in its future filings made with the SEC. An investor should not place undue reliance on any forward-looking statements contained in this document, which reflect FutureFuel management's opinions only as of their respective dates. Except as required by law, the company undertakes no obligation to revise or publicly release the results of any revisions to forward-looking statements. The risks and uncertainties described in this document and in current and future filings with the SEC are not the only ones faced by FutureFuel. New factors emerge from time to time, and it is not possible for the company to predict which will arise. There may be additional risks not presently known to the company or that the company currently believes are immaterial to its business. In addition, FutureFuel cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. If any such risks occur, FutureFuel's business, operating results, liquidity, and financial condition could be materially affected in an adverse manner. An investor should consult any additional disclosures FutureFuel has made or will make in its reports to the SEC on Forms 10-K, 10-Q, and 8-K, and any amendments thereto. All subsequent written and oral forward-looking statements attributable to FutureFuel or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements contained in this document.

NON-GAAP FINANCIAL MEASURES

In this press release, FutureFuel used adjusted EBITDA as a key operating metric to measure both performance and liquidity. Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is not a substitute for operating income, net income, or cash flow from operating activities (each as determined in accordance with GAAP), as a measure of performance or liquidity. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP. FutureFuel defines adjusted EBITDA as net income before interest, income taxes, depreciation, and amortization expenses, excluding, when applicable, non-cash share-based compensation expense, public offering expenses, acquisition-related transaction costs, purchase accounting adjustments, loss on disposal of property and equipment, non-cash gains or losses on derivative instruments, and other non-operating income or expense. Information relating to adjusted EBITDA is provided so that investors have the same data that management employs in assessing the overall operation and liquidity of FutureFuel's business. FutureFuel's calculation of adjusted EBITDA may be different from similarly titled measures used by other companies; therefore, the results of its calculation are not necessarily comparable to the results of other companies. Adjusted EBITDA allows FutureFuel's chief operating decision makers to assess the performance and liquidity of FutureFuel's business on a consolidated basis to assess the ability of its operating segments to produce operating cash flow to fund working capital needs, to fund capital expenditures, and to pay dividends. In particular, FutureFuel management believes that adjusted EBITDA permits a comparative assessment of FutureFuel's operating performance and liquidity, relative to a performance and liquidity based on GAAP results, while isolating the effects of depreciation and amortization, which may vary among its operating segments without any correlation to their underlying operating performance, and of non-cash stock-based compensation expense, which is a non-cash expense that varies widely among similar companies, and non-cash gains and losses on derivative instruments, whose immediate recognition can cause net income to be volatile from quarter to quarter due to the timing of the valuation change in the derivative instruments relative to the sale of biofuel. A table included in this earnings release reconciles adjusted EBITDA with net income, the most directly comparable GAAP performance financial measure, and a table reconciles adjusted EBITDA with cash flows from operations, the most directly comparable GAAP liquidity financial measure.

FutureFuel Corp.

Condensed Consolidated Balance Sheets

(Dollars in thousands, except per share amounts)

(Unaudited)

	September 30, 2026	December 31, 2025
Assets
Cash and cash equivalents	$21,331	$51,316
Accounts receivable, net of allowances for credit losses of $42 and $28, respectively	22,535	9,405
Inventory, net	33,555	29,334
Other current assets	27,163	18,548
Total current assets	104,584	108,603
Property, plant and equipment, net	93,769	86,797
Other assets	5,692	4,922
Total noncurrent assets	99,461	91,719
Total Assets	$204,045	$200,322
Liabilities and Stockholders’ Equity
Accounts payable	$21,833	$10,673
Dividends payable	578	2,761
Other current liabilities	4,579	4,302
Total current liabilities	26,990	17,736
Deferred revenue – long-term	11,593	11,644
Other noncurrent liabilities	20,981	8,299
Total noncurrent liabilities	32,574	19,943
Total liabilities	59,564	37,679
Commitments and contingencies
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.0001 par value, 75,000,000 shares authorized, 43,863,318 and 43,863,507 issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	4	4
Additional paid in capital	203,231	203,771
Retained earnings (accumulated deficit)	(58,754)	(41,132)
Total Stockholders’ Equity	144,481	162,643
Total Liabilities and Stockholders’ Equity	$204,045	$200,322

FutureFuel Corp.

Condensed Consolidated Statements of Operations and Net Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Revenue	$104,675	$22,689	$215,353	$75,900
Cost of goods sold and distribution	110,112	29,162	221,625	109,954
Gross loss	(5,437)	(6,473)	(6,272)	(34,054)
Selling, general, and administrative expenses	2,596	2,049	9,821	7,161
Research and development expenses	817	855	2,349	3,179
Total operating expenses	3,413	2,904	12,170	10,340
Loss from operations	(8,850)	(9,377)	(18,442)	(44,394)
Interest income	166	886	673	3,129
Other income (expense), net	(30)	(505)	(80)	-
Other income, net	136	381	593	3,129
Loss before income taxes	(8,714)	(8,996)	(17,849)	(41,265)
Income tax (benefit) provision	(328)	160	(251)	175
Net loss	$(8,386)	$(9,156)	$(17,598)	$(41,440)

Loss per common share
Basic	$(0.19)	$(0.21)	$(0.40)	$(0.95)
Diluted	$(0.19)	$(0.21)	$(0.40)	$(0.95)
Weighted average shares outstanding
Basic	44,079,498	43,803,243	44,045,299	43,803,243
Diluted	44,079,498	43,803,243	44,045,299	43,803,243

FutureFuel Corp.

Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2026	2025
Cash flows from operating activities
Net loss	$(17,598)	$(41,440)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	7,971	7,143
Amortization of deferred financing costs	57	64
(Benefit) provision for deferred income taxes	(261)	155
Change in fair value of derivative instruments	(293)	(404)
Stock based compensation	753	688
Gain on disposal of property, plant, and equipment	-	(34)
Change in allowance for credit losses	14	1
Change in inventory reserve	928	985
Noncash interest expense	28	27
Changes in operating assets and liabilities:
Accounts receivable	(13,144)	14,021
Accounts receivable – related parties	-	-
Inventory	(5,149)	17,418
Income tax receivable	7	10
Prepaid expenses	3,174	3,026
Prepaid expenses – related parties	-	(12)
Other assets	(12,510)	(3,748)
Accounts payable	11,719	(2,448)
Accounts payable – related parties	1	(59)
Dividends payable	24	-
Accrued expenses and other current liabilities	997	2,753
Deferred revenue	(832)	(46)
Other noncurrent liabilities	12,637	601
Net cash used in operating activities	(11,477)	(1,299)
Cash flows from investing activities
Collateralization of derivative instruments	1,721	360
Proceeds from the sale of property and equipment	-	34
Capital expenditures	(16,720)	(14,820)
Net cash used in investing activities	(14,999)	(14,426)
Cash flows from financing activities
Payment of dividends	(3,509)	(7,884)
Deferred financing costs	-	(372)
Net cash used in financing activities	(3,509)	(8,256)
Net change in cash and cash equivalents	(29,985)	(23,981)
Cash and cash equivalents at beginning of period	51,316	109,541
Cash and cash equivalents at end of period	$21,331	$85,560

Cash paid for income taxes	$3	$10
Noncash investing and financing activities
ROU assets obtained in exchange for new operating lease liabilities	$324	$-
Change in noncash capital expenditures	$(560)	$(439)

FutureFuel Corp.

Reconciliation of Non-GAAP Financial Measure to Financial Measure

(Dollars in thousands)

(Unaudited)

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Net loss	$(8,386)	$(9,156)	$(17,598)	$(41,440)
Depreciation	2,640	2,404	7,971	7,143
Non-cash stock-based compensation	224	226	753	688
Interest income, net	(136)	(824)	(584)	(3,129)
Non-cash interest expense and amortization of deferred financing costs	29	29	85	91
Gain on disposal of property and equipment	-	-	-	(34)
Unrealized loss (gain) on derivative instruments	442	(123)	(293)	(404)
Change in allowance for credit losses	5	(14)	14	1
Change in inventory reserve	427	461	928	985
Extraordinary maintenance costs	157	715	2,055	2,836
Other income	-	807	(9)	302
Income tax (benefit) provision	(328)	160	(251)	175
Adjusted EBITDA	$(4,926)	$(5,315)	$(6,929)	$(32,786)

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities

	Nine Months Ended
	September 30,
	2026	2025
Net cash used in operating activities	$(11,477)	$(1,299)
Deferred income taxes, net	261	(155)
Interest income	(584)	(3,129)
Income tax (benefit) provision	(251)	175
Changes in operating assets and liabilities, net	3,076	(31,516)
Extraordinary maintenance costs	2,055	2,836
Other income	(9)	302
Adjusted EBITDA	$(6,929)	$(32,786)

FutureFuel Corp.

Condensed Consolidated Segment Income

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Revenue
Custom chemicals	$13,294	$14,457	$45,685	$37,116
Performance chemicals	3,626	1,121	16,716	4,446
Chemical revenue	16,920	15,578	62,401	41,562
Biofuel revenue	87,755	7,111	152,952	34,338
Total Revenue	$104,675	$22,689	$215,353	$75,900

Segment gross profit (loss)
Chemical	$4,392	$(4,054)	$6,811	$(8,956)
Biofuel	(9,829)	(2,419)	(13,083)	(25,098)
Total gross profit (loss)	$(5,437)	$(6,473)	$(6,272)	$(34,054)

INVESTOR RELATIONS CONTACT

Noel Ryan or Paul Bartolai

FF@val-adv.com